EXHIBIT 99.1

News Release

205 Crosspoint Parkway
Buffalo, NY 14068

Immediate Release
Columbus McKinnon Appoints Aziz S. Aghili to Board of Directors

BUFFALO, N.Y., May 23, 2018 -Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of motion control products, technologies and services for material handling, announced today the appointment of Aziz S. Aghili to its Board of Directors, effective May 21, 2018. The addition of Mr. Aghili as an independent director, brings the Columbus McKinnon Board to ten directors, nine of whom are independent. He will serve on the Compensation and Succession Committee and the Corporate Governance and Nomination Committee.

Ernest R. Verebelyi, Chairman of the Board, commented, “Aziz has significant experience with electronic drive and motion products and in numerous global markets. He brings to us a proven track record of strategic growth and operational excellence. His experience and insights as a director will be invaluable as we focus on profitable growth to advance our pivot into an industrial technology company as a leader in motion control technologies that efficiently and ergonomically move, lift, position and secure materials.“

Residing in Europe, Mr. Aghili serves as president of the Off-Highway Drive and Motion Technologies business segment of Dana Incorporated (NYSE: DAN), a worldwide supplier of drivetrain, sealing, and thermal-management technologies for vehicle manufacturers, where he leads approximately 5,000 employees across 27 countries. He joined Dana in 2009 as president of Dana Europe, before being named president of Dana Asia-Pacific in 2010.

Prior to joining Dana, Mr. Aghili held various leadership roles over nearly 20 years with ArvinMeritor, most recently as vice president and general manager of the $1.4 billion division, Body Systems, and its 24 global manufacturing facilities, where he achieved intracompany synergies and improved profitability significantly. Additionally, Mr. Aghili held roles finding efficiencies, growing sales, and improving profitability at General Electric Plastics, and Nissan Motor Company.

Mr. Aghili holds a bachelor’s degree in mechanical engineering from Teesside Polytechnic University in the United Kingdom. He also holds graduate diplomas in business administration from the University of New

South Wales and international management and business administration from the Insead Business School in France.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of motion control products, technologies, systems and services that efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators, rigging tools, light rail work stations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at http://www.cmworks.com.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, the effectiveness of new products and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.
Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com